Exhibit 3.21
ARTICLES OF INCORPORATION
OF
PARAVION TECHNOLOGY, INC.
The undersigned Incorporator, a natural person of the age of twenty-one (21) years or more, and desiring to form a corporation under the laws of the State of Colorado, does hereby sign, verify and deliver in duplicate to the Secretary of State of the State of Colorado these Articles of Incorporation.
ARTICLE I
Name
The name of the Corporation shall be Paravion Technology, Inc.
ARTICLE II
Period of Duration
The Corporation shall exist in perpetuity unless dissolved according to law.
ARTICLE III
Purpose
The purposes for which the Corporation is organized shall be research, development, design, manufacture and marketing of products and the transaction of all lawful business for which corporations may be incorporated pursuant to the Colorado Corporation Code.

ARTICLE IV
Capital
1. Generally. The aggregate number of shares which the Corporation has authority to issue is 10,000 shares of capital stock, without par value, which shares shall be designated as Common Stock. Any and all such shares may be issued by the Corporation from time to time for such consideration in money, property, or services as may be fixed from time to time by the Board of Directors. All such shares shall be fully paid and shall be non-assessable.
2. Dividends. Dividends in cash, property, or shares of the Corporation may be paid upon the Common Stock, as and when declared by the Board of Directors, out of assets of the Corporation to the extent and in the manner permitted by law.
3. Shares Not to Be Divided Into Classes. The shares of the Corporation are not to be divided into classes.
4. No Shares Issued in Series. The Corporation is not authorized to issue shares in series.
5. Cumulative Voting. Each outstanding share of common stock shall be entitled to one vote, and each outstanding fractional share of common stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of the Shareholders. Cumulative voting shall not be allowed in the election of Directors.

6. Pre-emptive Rights. The Shareholders of the common stock of the Corporation shall have the pre-emptive and preferential right, in proportion to their respective holdings of common stock, to purchase, subscribe for, or otherwise acquire any unissued or treasury shares of stock of the Corporation, or any options or warrants to purchase, subscribe or otherwise acquire any such unissued or treasury shares, or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares or shares hereafter authorized by amendment to these Articles. This pre-emptive right shall extend, without limitation, to shares issued for property or services, to shares issued on exercise of stock rights and options to all or any of the Directors, officers and employees of the Corporation, or any subsidiaries thereof, and to shares issued pursuant to stock bonus plans and other incentive plans for their benefit.
7. Transferability. The Corporation pursuant to action by its Board of Directors, shall have the right to impose restrictions upon the transfer of shares in the Corporation as the board in its discretion may deem appropriate from time to time. The Board of Directors is hereby authorized on behalf of the Corporation to exercise the Corporation’s right to so impose such restrictions, including the adoption of a stock redemption agreement or other such agreement or restriction effecting the transferability of the corporate shares which may be retrospective and binding on shares issued prior to the date of such adoption.

ARTICLE V
Provision for Regulation of the Internal Affairs
of the Corporation
Section 1. Meetings of the Shareholders. Meetings of the Shareholders of the Corporation may be held at such place, either within or without the State of Colorado, as may be provided in the Code or By-Laws. In the absence of such provision, all meetings shall be held at the registered office of the Corporation in the State of Colorado.
Section 2. Meetings of Directors. Meetings of the Board of Directors of the Corporation, regular or special, may be held either within or without the State of Colorado.
Section 3. Code of By-Laws. The initial Code of By-Laws of the Corporation shall be adopted by its Board of Directors. The powers to alter, amend, or repeal the Code of By-Laws, or to adopt a new Code of By-Laws, shall be vested in the Board of Directors. The Code of By-Laws may contain any provision for the regulation and management of the affairs of the Corporation not inconsistent with the Code, or these Articles of Incorporation.

Section 4. Interest of Directors in Contracts. Any contract or other transaction between the Corporation and one or more of its Directors, or between the Corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between the Corporation and any corporation or association of which one or more of its directors are shareholders, members, directors, officers or employees, or in which they are interested, shall be valid for all purposes, notwithstanding the presence of said director or directors at the meeting of the Board of Directors of the Corporation, which acts upon, or in reference to, such contract or transaction, and notwithstanding his or their participation in such action, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall, nevertheless, authorize, approve and ratify such contract or transaction by a vote of the majority of the Directors present, including interested Director or Directors, provided the contract or transaction is fair and reasonable to the Corporation. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction. This section shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common and statutory law applicable thereto.

Section 5. Indemnification of Officers:
The Corporation may:
(a) Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a manner which he reasonably believed to be in the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

(b) The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.
(c) To the extent that a director, officer, employee, fiduciary or agent of a corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in (a) or (b) of this Section V or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under (a) or (b) of this Section V (unless ordered by a court) and as distinguished from (c) of this Section V shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in (a) or (b) above. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or, if such a quorum is not obtainable or, even if obtainable, if a quorum of counsel in a written opinion, or by the shareholders.
(e) Expenses (including attorney’s fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding as authorized in (c) or (d) of this Section V upon receipt of an undertaking by or on behalf of the director, officer, employee, fiduciary or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the Corporation as authorized in this Section V.
(f) The indemnification provided by this Section V shall not be deemed exclusive of any other rights to which those indemnified may be entitled under by-law, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

(g) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent or another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under provisions of this Section V.
ARTICLE VI
Amendments
These Articles of Incorporation may be amended, altered or repealed in the manner prescribed by the Code.
ARTICLE VII
Registered Office and Agent
1. Registered Office. The address of the initial registered office of the Corporation is 116 North Racquette Drive, Fort Collins, Colorado 80524.
2. Registered Agent. The name of the initial registered agent at the address above is N. Larry Hansen.
ARTICLE VIII
Board of Directors
1. Generally. The business and affairs of the Corporation shall be managed by a board of not less than three (3), nor more than seven (7) directors, as such number may be determined from time to time by the By-Laws of the Corporation. No decrease in the number shall have the effect of shortening the term of any incumbent director.

2. Initial Board of Directors. Until the first annual meeting of shareholders, or until successors have been elected and qualified, the board shall consist of the following persons:

NAME	ADDRESS
Norman F. Steiner	7421 Mt. Sherman Road Longmont, CO 80501
N. Larry Hansen	2230 Iroquois Fort Collins, CO 80524
Norman E. Hansen	518 Cortez Court Fort Collins, CO 80525
John C. Dilts	Box 707 Douglas, WY 82633

ARTICLE IX
Incorporator

NAME	ADDRESS
N. Larry Hansen	116 North Racquette Drive Fort Collins, CO 80524

IN WITNESS WHEREOF, the undersigned being the incorporator designated in Article IX, executed these Articles of Incorporation and certified to the truth of the facts stated therein this   6th   day of November    , 1985.

STATE OF COLORADO    )
                ) SS.
COUNTY OF LARIMAR    )
Subscribed and sworn to before me this       6th        day of      November       , 1985, by N. Larry Hansen.
WITNESS my hand and official seal.
My commission expires:        10-22-88                        .